EXHIBIT 99.1

3D Systems Names New Chief Financial Officer

ROCK HILL, S.C., May 15, 2015 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it entered into a mutual separation agreement with Ted Hull, its Chief Financial Officer, effective as of the end of the day on May 15, 2015, pursuant to which Mr. Hull will leave the company in order to meet company needs and to pursue his personal interests.

The company further announced that Mr. David Styka, the company's current Chief Accounting Officer, has been named Executive Vice President and Chief Financial Officer effective as of Mr. Hull's departure.

Mr. Styka, 53, has been employed with 3D Systems since January 2015 after serving as Vice President – Finance and Treasurer at Family Dollar since April 2014. Previously he served as Vice President – Finance at Family Dollar from March 2011 to April 2014, and Divisional Vice President – Tax and Inventory from July 2008 to March 2011.

"We are deeply grateful to Ted for his stewardship of our Finance organization and wish him much success in his pursuit of other personal interests," said Avi Reichental, President and Chief Executive Officer, 3DS. "We are very fortunate to have a strong and capable financial executive of the caliber of Dave Styka ready to assume the role of Chief Financial Officer. Since his arrival at 3D Systems, Dave has gained a deep understanding of our business and quickly has become a key advisor to me and the rest of our senior leadership team. Dave brings substantial finance and accounting leadership experience to the role and we are confident taking the next leg of our growth journey with him as our CFO."

Mr. Styka earned a BSBA in Accounting from John Carroll University and an MBA from Wake Forest University. He has a CPA certification from the state of North Carolina. Additionally, he has worked in public accounting at Ernst & Young and Deloitte & Touche and served in finance leadership roles at Wellman, Inc. and Family Dollar Stores, Inc.

About 3D Systems

3D Systems is pioneering 3D printing for everyone. 3DS provides the most advanced and comprehensive 3D design-to-manufacturing solutions including 3D printers, print materials and cloud sourced custom parts. Its powerful digital thread empowers professionals and consumers everywhere to bring their ideas to life in material choices including plastics, metals, ceramics and edibles. 3DS' leading healthcare solutions include end-to-end simulation, training and integrated 3D planning and printing for personalized surgery and patient specific medical and dental devices. Its democratized 3D design and inspection products embody the latest perceptual, capture and touch technology. Its products and services replace and complement traditional methods with improved results and reduced time to outcomes. These solutions are used to rapidly design, create, communicate, plan, guide, prototype or produce functional parts, devices and assemblies, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.

  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.

  3DS invented the Color-Jet-Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.

  3DS invented Multi-Jet-Printing (MJP) printers and was the first to commercialize it in 1996.

  3DS Medical Modeling pioneered virtual surgical planning (VSP) and its services are world-leading, helping many thousands of patients on an annual basis.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3DSystems.com.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Wendy Pinckney
         Email: Press@3dsystems.com